THE MERGER FUND

DEFERRED COMPENSATION PLAN

1.            Purpose.  The purpose of the Plan is to provide a vehicle pursuant to which the members of the Board of Trustees of The Merger Fund may elect to defer the payment of their trustee fees.

2.            Definitions.  For the purposes of the Plan the following terms shall have the meanings set forth below:

(a)            “Account” means the bookkeeping account maintained by the Fund to reflect a Participant’s interest in the Plan.

(b)            “Board” means the Board of Trustees of the Fund.

(c)            “Fund” means The Merger Fund, a registered open-end management investment company formed as a Massachusetts business trust under the laws of the Commonwealth of Massachusetts.

(d)            “Participant” means a member of the Board who has an Account under the Plan.

(e)            “Plan” means the deferred compensation plan set forth herein and any amendments thereto.

(f)            “Plan Year” means the calendar year beginning January 1, 2008 and each subsequent calendar year.

3.            Participation. Each member of the Board is eligible to become a Participant in the Plan.

4.            Deferral Elections.

(a)            Elective Deferral Amounts.  Subject to such conditions and limitations as the Board may impose for each Plan Year, a Participant may elect to defer cash compensation that is earned by the Participant during such Plan Year.

(b)            Manner and Timing of Election.  A Participant’s deferral election for a Plan Year must be delivered to the Fund in writing before the beginning of the Plan Year.  An individual who first becomes a member of the Board during a Plan Year may make a written election to defer compensation earned during that Plan Year provided that such individual’s initial deferral election is filed with the Fund within 30 days after he or she first becomes a member of the Board and provided further that the election will only apply to compensation earned after the date the election is filed.  Except as otherwise provided herein or permitted by the Board, a Participant’s deferral election may not be modified or revoked after the date by which it may be made.

(c)            Payment of Deferral Accounts.  A Participant may elect, at the time of a Participant’s initial deferral election, to receive the payment of his or her Account in the form of a lump sum cash payment or in the form of an annual installment payout made over a specified period of not less than two (2) years nor more than ten (10) years, with such payment to be made or begin on a specified date or upon a Participant’s separation of service as a member of the Board.  If an installment payout is elected, then, unless the Board prescribes a different method at the time a deferral election becomes effective, the amount of each annual payment will be equal to the then value of the Participant’s Account divided by the number of annual installments remaining to be paid.  Payment of a Participant’s Account will be accelerated upon the Participant’s death, such accelerated payment to be made within 60 days after the date of such termination of service.  A Participant’s election as to the time and form of payment of his or her Account must be made as part of the Participant’s deferral election applicable to that Account.  A separate Account or sub-account will be maintained for a Participant with respect to each Plan Year covered by a deferral election if and to the extent necessary to track different payout elections applicable to a Participant’s deferrals under the Plan.

(d)            Changes to Payment Elections.  The Board, acting in its discretion, may permit a Participant to change a previously-elected time and method of payment under such circumstances and upon such terms and conditions as it deems appropriate, provided, however, that (1) only one such change may be elected, (2) the new election must be made at least one year before the date payment would otherwise begin or be made, and (3) the new election otherwise satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, with respect to subsequent deferral elections.

5.            Participants’ Accounts.

(a)            General.  The Board will cause to be established in the records of the Fund a bookkeeping Account in the name of each Participant to reflect his or her interest in the Plan.  A Participant’s Account will be credited with the amount(s) of his or her deferrals as and when the deferred amounts would otherwise have been paid and will be adjusted in accordance with the provisions hereof.  Separate Accounts or sub-accounts may be established in order to separately track the deferrals for different Plan Years and adjustments thereto.

(b)            Earnings Credits.  Unless the Board permits a different measure, each Participant’s Account will be deemed to be invested in shares of the Fund.  A Participant’s Account will be adjusted (up or down) to reflect changes in the net asset value of the securities in which the Account is deemed to be invested.  The Board may establish such procedures and conventions as it deems necessary or appropriate in connection with the valuation of a Participant’s Account.  Participants will be entitled to receive annual statements of their Plan Accounts.

7.            Payment of a Deceased Participant’s Account.

(a)            General.  If a Participant dies before the payment in full of his or her Account, the unpaid balance will be payable to the deceased Participant’s beneficiary in the form of a single sum payment as soon as practicable after the Board is notified of the Participant’s death.

(b)            Beneficiary Designation.  A Participant may designate one or more beneficiaries under the Plan by written notice filed with the Board or its designee.  A Participant may change his or her beneficiary designation at any time by designating one or more new beneficiaries in the same manner, and no notice need be given to any prior beneficiary.  A Participant’s beneficiary designation will be effective upon receipt and acceptance by the Board (or its designee).  If no designated beneficiary shall survive a deceased Participant, then payment of the balance of the deceased Participant’s Account will be made to the deceased Participant’s surviving spouse or, if none, to the deceased Participant’s estate.

8.            Administration of the Plan.  The Plan will be administered by the Board or a committee thereof.  Subject to the provisions of the Plan, the Board, acting in its sole and absolute discretion, will have full power and authority to interpret, construe and apply the provisions of the Plan and to take such actions as it deems necessary or appropriate in order to carry out the provisions of the Plan.  The decision of the Board as to any disputed question, including questions of construction, interpretation and administration, will be final and conclusive on all persons.  The Board may from time to time employ agents and delegate to them such administrative and other duties under the Plan as it deems appropriate.  The Fund shall indemnify and hold harmless each member of the Board and any trustee or officer of the Fund or any affiliate to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

9.            Amendment and Termination.

(a)            Amendment.  The Board, acting in its discretion, may amend the Plan in whole or in part at any time and from time to time, provided that no amendment or other action that would adversely affect the right of a Participant or beneficiary to receive payment of the amount credited to his or her Account may be made or taken without the consent of such Participant or beneficiary unless and except to the extent such action is reasonably necessary to comply with the requirements of applicable tax or other laws.

(b)            Termination. The Board may terminate the Plan at any time.  If the Plan is terminated, then no further compensation will be deferred under the Plan and payment of the Participants’ Accounts will be made in accordance with the payment elections and provisions of the Plan then in force and effect.

10.            Limitations on Participants’ Rights. The Fund’s obligation to pay deferred compensation to a Participant or beneficiary under the Plan is an unfunded and unsecured promise to pay money in the future.  Each Participant and beneficiary will be and will have the rights of a general unsecured creditor of the Fund with respect to the payment obligations of the Fund to such Participant or beneficiary under the Plan.

11.            Miscellaneous.

(a)            Nonassignability.  Except as specifically provided herein, no Participant or beneficiary may pledge, transfer or assign in any way his or her right to receive payments under the Plan, and any attempted pledge, transfer or assignment shall be void and of no force or effect.

(b)            Not a Contract of Continuing Service.  The terms and conditions of this Plan shall not be deemed to constitute a contract of continuing service between any Participant and the Fund.  Nothing in this Plan shall be deemed to give any Participant the right to be retained in the service of the Fund or to interfere with the right of the Fund to terminate his or her service at any time.

(c)            Governing Law.  The Plan will be governed by the laws of the State of New York, excluding its conflict of law rules.

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THE MERGER FUND
DEFERRED COMPENSATION PLAN
DEFERRAL ELECTION FOR 2008

In accordance with The Merger Fund Deferred Compensation Plan (the “Plan”), I hereby make this deferral election with respect to fees earned by me during 2008 for services as a member of the Board of Trustees of The Merger Fund (the “Board”).  I acknowledge that I have received a copy of the Plan and that this election is subject to the terms of the Plan and is irrevocable.

Please check and complete only one item below:

I elect to receive my 2008 trustee fees, together with earnings in accordance with the Plan, in the form of a single sum payment:

☐	on January 31, __________ (insert year of payment, which cannot be earlier than 2009)

☐	upon my separation of service as a member of the Board

I elect to receive my 2008 trustee fees, together with earnings in accordance with the Plan, in the form of annual installments over a period of __________ years (insert number of years of installment payout, which must be at least two (2) and not more than ten (10)), beginning:

☐	January 31, __________ (insert year of first payment, which cannot be earlier than 2009)

☐	upon my separation of service as a member of the Board

Signature of Trustee

Please Print Name

Date of Signature: December ___, 2007

Accepted the ____ day of
December, 2007.

THE MERGER FUND

By:
Name:
Title:

THE MERGER FUND

DEFERRED COMPENSATION PLAN

BENEFICIARY DESIGNATION

I hereby designate the following person(s) to be the beneficiary(ies) of my account balances under The Merger Fund Deferred Compensation Plan (the “Plan”) in the event of my death prior to the distribution of the entire amount of my interest in the Plan.  I understand that this beneficiary designation will automatically revoke any previous designations I may have made under the Plan.  I also understand that, if no designated beneficiary shall survive me, the beneficiary of my interest in the Plan will be deemed to be my surviving spouse, if any, or, if none, my estate.

Please insert the name(s) and address(es) of the designated person(s) and any applicable conditions or other limitations in the space provided below.  If you need more space, please use a separate sheet of paper and attach it to this designation.

Signature of Trustee

Please Print Name

Date of Signature: ________________, 20___

Accepted the ___ day of
________________, 20___.

THE MERGER FUND

By:
Name:
Title: